Exhibit 3.1

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                   DELIVERED 05:15 PM 11/30/2006
                                                       FILED 02:53 PM 11/30/2006
                                                     SRV 061094121- 4258837 FILE

                          Certificate of Incorporation
                                       of
                            Purden Lake Resource Corp

FIRST: The name of this corporation shall be:  Purden Lake Resource Corp.

SECOND: The address of its registered office in the State of Delaware is 4406 Tennyson Road, Wilmington, New Castle County, Delaware. The name of its Registered Agent at such address is Delaware Corporate Agents, Inc.

THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 100,000,000 shares of common stock with $0.001 par value.

FIFTH: The name and mailing address of the incorporator is Jane Goldberg, 4406 Tennyson Road, Wilmington, Delaware 19802.

SIXTH: The powers of the incorporator(s) shall terminate upon the filing of this Certificate of Incorporation. Following are the name(s) and address(es) of the person(s) who are to serve as the director(s) until the first annual meeting of shareholders or until their successors are elected and qualify: Lisa Lopomo, 36 Hidden Harbor, Point Pleasant, NJ 08742.

SEVENTH: The Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

SEVENTH: No director shall have personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: Election of directors need not be by written ballot unless the By-laws of this corporation so provide.

I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, acknowledging the penalty of perjury, hereby declaring and certifying that this Instrument is my act and deed and the facts herein stated are true, pursuant to 8 Del. C. 103(b)(2) and accordingly have hereunto set my hand on this 30th day of November, 2006.


                              /s/ Jane S. Goldberg
                              ---------------------------
                              Jane S. Goldberg